Exhibit 10.1

May 20, 2004

Mr. Peter S. Kirlin

2604 Chalk Knoll Cove

Austin, Texas 78735

Dear Peter;

It is my pleasure to extend an offer to you to join Mykrolis Corporation as Vice President, Business Development. We are very enthusiastic about your joining the Company and hope that you find the following offer acceptable.

Position:

As Vice President of Business Development, you will manage the Company’s strategic planning process resulting in the development of a strategic plan for review by the Board of Directors. You will manage the Company’s mergers and acquisition activities to include identifying target companies, due diligence, Board approval and acquisition integration. You will also manage any divestiture strategies that are agreed to by the Board and perform such other comparable duties as may be designated by the Chief Executive Officer or the Board of Directors.

It is anticipated the position will begin as an individual contributor, utilizing shared resources for technical and financial support. It is also anticipated that the position will ultimately manage a small group of professional individuals supporting strategic planning and mergers and acquisition activities with the continued matrix support from the rest of the Mykrolis organization.

Compensation:
Base Salary:	Two Hundred and Thirty Thousand Dollars ($230,000) per year paid biweekly.

Target Incentive:	(Mykrolis incentive plan or MIP) will be 50% of base salary at target performance achievement. For 2004 you will receive the greater of:
a) One years MIP payment at target ($115,000)
or
b) Actual MIP payment at target ($115,000) pro-rated for your time in the position. (If you join in the first half of the June the pro-ration is 7 /12 x actual MIP performance x salary x 50%).

Options:	A grant of a stock option covering 60,000 Mykrolis shares, which will vest over four years with a seven-year life. The stock option grant is contingent on Board approval at the June 17th meeting.

Mr. Peter S. Kirlin

May 20, 2004

Benefits:	Full Benefit Coverage effective immediately upon your start date. Attached is the Mykrolis Benefit Highlighter indicating all the benefit programs in the company. For more details please contact Sharon Pinto.

Relocation:	Mykrolis contracts its relocation through Coldwell Bankers. You will be eligible for a full relocation package consisting of:
❑ Assistance with buying and selling of your residential property
❑ Transportation of Household goods
❑ Temporary Living expenses
Details of this program will be discussed with you directly by Sharon Pinto.

Employee-at-Will:	As is the case with all Mykrolis employees, you will be an employee-at-will. However, in the unlikely event that you are terminated within the first year of employment for any reason other than cause, Mykrolis will pay you a severance benefit equal to one year of base salary as salary continuation and will continue healthcare benefits for you and your family for one year from the date of termination. If you are terminated without cause after the expiration of this one year period, you will be subject to Mykrolis’s standard executive severance arrangements.

Starting Date:	We would welcome your starting in this position during the first half of June, 2004.

Sharon Pinto will call you on Monday to review the benefits and relocation package of the company. After you have received and signed this letter, please call me, ((978-436-6691) or in my absence, Sharon Pinto, (978-436-6537) to formerly accept the offer. Please send the signed letter to me at the Mykrolis office. We are hoping for a response by June 4, 2004.

Again, I express my sincere congratulations and enthusiasm. I believe you will make a valuable contribution to Mykrolis.

Sincerely;

/s/ C. William Zadel

C William Zadel

Chairman and Chief Executive Officer

I accept the terms and conditions of this offer.

/s/ Peter S. Kirlin		6-2-04
Peter S. Kirlin	Date: